Exhibit 3.5

[SEAL]   DEAN HELLER                             FILED # C8720-03
         Secretary of State
         204 North Carson Street, Suite 1        APRIL 13 2004
         Carson City, Nevada  89701-4299
         (775) 884-6708                          IN THE OFFICE OF
          website: secretaryofstate.biz          Dean Heller
                                                 DEAN HELLER, SECRETARY OF STATE
Certificate of Designation
(Pursuant to NRS 78.1955)                    ABOVE SPACE IS FOR OFFICE USE ONLY

Important: Read attached instructions before completing form.

                           Certificate of Designation
                          For Nevada Profit Corporation
                            (Pursuant to NRS 78.1955)

1.       Name of corporation: DirectView, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation, this certificate established the following regarding the voting powers, designation, preferences, limitation, restrictions and relative rights of the following class or series of stock:

         We, Jeffrey Robbins, President, and Michele Ralston, Secretary of DIRECTVIEW, INC., a corporation organized and existing under the General Corporation Law of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.195 under the Nevada Revised Statutes thereof, DO HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, said Board of Directors adopts a resolution providing for the issuance of a Series of 100,000 shares of Series 1 Preferred Stock (the "Preferred Stock") pursuant to a written consent dated March 29, 2004, which resolution is as follows:

         A. Liquidation Rights. The holders of the Preferred Stock shall have liquidation rights as follows (the "Liquidation Rights"):

         1. Payments. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $.01 per share, and no more, before any payment or distribution is made to the holders of the Corporation's common stock (the "Common Stock"). But the holders of *** SEE ATTACHED FOR CONTINUIATION***

3. Effective date of filing (optional):

8.       Officer Signature:  /s/ Jeffrey Robbins

Filing Fee $175.00

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by the appropriate fees. See attached fee schedule Nevada Secretary of State AM 78.385 Amend 2003 Revised on:
11/03/2003


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                                DIRECTVIEW, INC.
                             (A Nevada Corporation)

                              DESIGNATION OF RIGHTS
                                       OF
                            SERIES 1 PREFERRED STOCK


         We, Jeffrey Robbins, President, and Michele Ralston, Secretary of DIRECTVIEW, INC., a corporation organized and existing under the General Corporation Law of the State of Nevada (the "Corporation"), in accordance with the provisions of Section 78.195 under Nevada Revised Statutes thereof, DO HEREBY CERTIFY:

         That pursuant to authority conferred upon the Board of Directors by the Articles of Incorporation of said Corporation, said Board of Directors adopts a resolution providing for the issuance of a Series of 100,000 shares of Series 1 Preferred Stock (the "Preferred Stock") pursuant to a written consent dated March 29, 2004, which resolution is as follows:

         A. Liquidation Rights. The holders of the Preferred Stock shall have liquidation rights as follows (the "Liquidation Rights"):

                  1. Payments. In the event of any liquidation, dissolution or winding up of the Company, holders of shares of Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $.01 per share, and no more, before any payment or distribution is made to the holders of the Corporation's common stock (the "Common Stock"). But the holders of Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of any series or class of the Corporation's stock hereafter issued that ranks senior as to liquidation rights to the Preferred Stock ("senior liquidation stock") has been paid in full. The holders of Preferred Stock all other series or classes of the Corporation's stock hereafter issued that rank on a parity as to liquidation rights with the Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by the Corporation.

         2. Corporation Action. Neither a consolidation, merger or other business combination of the Corporation with or into another corporation or other entity, nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding upon the Corporation.

         B. Conversion. The holders of the Preferred Stock shall not have conversion rights.

         C. Voting Rights. The holders of the Preferred Stock shall have 3,000 votes per share of Preferred Stock, and shall be entitled to vote on any and all matters brought to a vote of stockholders of Common Stock. Holders of Preferred Stock shall be entitled to notice of all stockholder meetings or written consents with respect to which they would be entitled to vote, which note would be provided pursuant to the Corporation's By-Laws and applicable statutes.

         D. Protective Provisions. So long as shares of Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by voting or written consent, as provided by Nevada law) of the holders of at least a majority of the then outstanding shares of Preferred Stock:

    o Alter or change the rights, preferences or privileges of the shares of Preferred Stock so as to affect adversely the Preferred Stock;

    o Create any new class or series of stock having a preference over the Preferred Stock with respect to Distributions (as defined in Paragraph A above); or

    o Do any act or thing not authorized or contemplated by this Designation which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

         E. Redemption of Stock. The Preferred Stock shall not be subject to redemption by the Corporation.

         F. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Corporation from issuing one or more series of preferred stock with such preferences as may be determined by the Board of Directors, in its discretion.

         G. Amendments. Subject to Section D above, the designation, number of, and voting powers, designations, preferences, limitations, restrictions and relative rights of the Preferred Stock may be amended by a resolution of the Board of Directors.

         H. Number of Preferred Shares in Series. The total number of Preferred Shares in this series shall be 100,000.

         IN WITNESS WHEREOF, such Corporation has caused this Certificate to be signed by its Chief Executive Officer and its Secretary this 29th day of Marc, 2004..

                                                     DIRECTVIEW, INC.

                                              By:/s/ Jeffrey Robbins
                                                      Jeffrey Robbins, President


                                             By: /s/ Michele Ralston
                                                     Michele Ralston, Secretary


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                            CORPORATE ACKNOWLEDGMENT


STATE OF FLORIDA                    )
                                    ) SS
COUNTY OF PALM BEACH                )

         On this 29th day of March, 2004 before me, Vincent Prestigiacomo, the undersigned officer personally appeared, Jeffrey Robbins, known personally to me to be the President of the above-named corporation and acknowledged that he, as an officer being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as an officer.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

(SEAL)
         Vincent Prestigiacomo               /s/ Vincent Prestigiacomo
         Commission #DD256558                Notary Public/Commissioner of Oath
         Expires: Oct 07, 2207               My Commission Expires:____________
         Bonded Thru
         Atlantic Bonding Co, Inc.


STATE OF FLORIDA                    )
                                            ) SS
COUNTY OF PALM BEACH                )

         On this 29th day of March, 2004 before me, Vincent Prestigiacomo, the undersigned officer personally appeared, Michele Ralston, known personally to me to be the Secretary of the above-named corporation and acknowledged that he, as an officer being authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the corporation by himself as an officer.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

     SEAL)
         Vincent Prestigiacomo               /s/ Vincent Prestigiacomo
         Commission #DD256558                Notary Public/Commissioner of Oath
         Expires: Oct 07, 2207               My Commission Expires:____________
         Bonded Thru
         Atlantic Bonding Co, Inc.



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